Exhibit 99.1

Coya Therapeutics Reports Third Quarter 2026 Financial Results and Provides a Corporate Update

HOUSTON--(BUSINESS WIRE)-- Coya Therapeutics, Inc. (NASDAQ: COYA) (“Coya” or the “Company”), a clinical-stage biotechnology company developing biologics intended to enhance T-cell (Treg) function in patients with neurodegenerative disorders, announces its financial results for the quarter ended September 30, 2026 and provides a corporate update.

“Completion of enrollment in our Phase 2/3 ALSTARS trial represents a significant achievement for Coya as we advance COYA 302 for the treatment of ALS,” said Arun Swaminathan, Ph.D., Chief Executive Officer of Coya Therapeutics. “With topline data anticipated in early Q2 2027, we remain focused on communicating data from this study as soon as it is available.”

Recent Corporate Highlights

•
Completed enrollment of 120 planned participants in the Phase 2/3 ALSTARS trial of COYA 302 for the treatment of ALS. Coya allowed participants in screening to enter the trial. A total of 137 participants were enrolled.
•
In response to requests from ALSTARS investigators and study participants, Coya announced plans to initiate an open-label extension (OLE) of the ALSTARS trial, providing participants who complete the 48-week study period the opportunity to continue receiving COYA 302.
•
Presented at the 2026 Annual NEALS Meeting Neurofilament Light Chain (NfL) Biomarker Stratification Methodology to Minimize the Impact of Heterogeneity in ALS Clinical Trials
•
Announced the publication of preclinical results for COYA 303 in the International Journal of Molecular Sciences demonstrating complementary immunomodulatory effects in a well-established model of peripheral and central nervous system (CNS) inflammation.

Upcoming Expected Milestones

•
4Q 2026-Q1 2027: Report additional mechanistic data and single-cell proteomics data from the completed ALS and AD investigator-initiated trials, subject to publication
•
Q1 2027: Announce biomarker data from the completed investigator-initiated study in patients with frontotemporal dementia (FTD).
•
Early Q2 2027: Report topline data from 24-week double-blind treatment phase of the Phase 2/3 ALSTARS trial of COYA 302 for the treatment of ALS.
•
2027: Initiate a Phase 2 study evaluating COYA 302 for the treatment of FTD.

“Completion of the ALSTARS trial is an important milestone as we move forward in our quest for providing a potential therapy for this lethal disease,” said Fred Grossman, DO, FAPA, President and Chief Medical Officer of Coya Therapeutics. “The addition of the open-label extension provides participants the opportunity to continue on COYA 302 while we continue to collect important data.”

Financial Results

As of September 30, 2026, Coya had cash and cash equivalents of $35.8 million, sufficient to fund operations, as currently planned, past the Phase 2/3 ALSTARS topline data readout and into the second half of 2027.

R&D Services revenue is calculated quarterly using the inputs approach, by applying actual COYA 302 - ALS expenses against budgeted COYA 302 - ALS expenses as the two inputs. Collaboration revenue of $0.2 million during the three months ended September 30, 2026, consisted of R&D Services. Collaboration revenue of $3.6 million during the three months ended September 30, 2025, consisted primarily of the immediate recognition of $3.3 million of License revenue upon receiving FDA acceptance of our IND for the Phase 2/3 ALSTARS Study and $0.3 million of R&D Services.

Research and development expenses increased by $5.7 million from $2.9 million for the three months ended September 30, 2025, to $8.6 million for the three months ended September 30, 2026. The increase was primarily due to a $5.6 million increase in preclinical and clinical product candidate costs, reflecting primarily the advancement of the COYA 302 ALS Phase 2/3 clinical trial. The increase was further driven by a $0.1 million increase in internal research and development expenses.

In-process research and development was $23,240 and $0.5 million for the three months ended September 30, 2026, and 2025, respectively. The $0.5 million was a result of milestone payments pursuant to our license agreements which were due upon the achievement of the FDA's approval of our IND of COYA 302 in patients with ALS. Milestone payments pursuant to our license agreements were not incurred during the three months ended September 30, 2026.

General and administrative expenses were $2.6 million for both the three months ended September 30, 2026, and 2025.

Net loss was $10.6 million for the three months ended September 30, 2026, compared to net loss of $2.1 million for the three months ended September 30, 2025.

About COYA 302

COYA 302 is an investigational and proprietary biologic combination therapy with a dual immunomodulatory mechanism of action intended to enhance the anti-inflammatory function of regulatory T cells (Tregs) and suppress the inflammation produced by activated monocytes and macrophages. COYA 302 comprises proprietary low dose interleukin-2 (LD IL-2) and CTLA-4 Ig and is being developed for subcutaneous administration for the treatment of patients with ALS and other neurodegenerative diseases. These mechanisms may have additive or synergistic effects.

COYA 302 is an investigational product not yet approved by the FDA or any other regulatory agency.

About ALSTARS

Coya is currently conducting the ALSTARS trial, a Phase 2/3, randomized, multi-center, double-blind, placebo-controlled study to evaluate the efficacy and safety of COYA 302 for the treatment of ALS (Identifier: NCT07161999). Enrollment in the ALSTARS trial is complete, with 137 subjects enrolled. Subjects are randomized in equal proportions to placebo or one of two dosing regimens. In the high-dose regimen, subjects receive both CTLA4-Ig and low-dose IL-2 twice per month, during weeks 1 and 3. In the low-dose regimen, subjects receive CTLA4-Ig in week 1 and low-dose IL-2 during week 3. This low-dose schedule differs from the original design in which both agents were to be administered once per month during week 1. The revised low-dose schedule has been in place from the beginning of the trial. The revised schedule preserves the mechanistic rationale of the original regimen and the total monthly drug exposure in this dosing sequence is the same as the originally intended sequence. The Company believes that this change in dosing sequence will have no impact on any potential efficacy or safety of this dosing regimen.

The trial begins with a 24-week placebo-controlled treatment period, followed by a second blinded 24-week period. During the second period, subjects in the high- and low-dose groups continue their assigned regimens, while subjects initially assigned to placebo are randomized in equal proportions to one of the two active regimens. After the second 24-week period, all subjects will be invited to participate in an ongoing open-label extension, in which they will receive the high-dose regimen.

About Coya Therapeutics, Inc.

Headquartered in Houston, TX, Coya Therapeutics, Inc. (Nasdaq: COYA) is a clinical-stage biotechnology company developing proprietary treatments focused on the biology and potential therapeutic advantages of regulatory T cells (“Tregs”) to target systemic inflammation and neuroinflammation. Dysfunctional Tregs underlie numerous conditions, including neurodegenerative, metabolic, and autoimmune diseases. This cellular dysfunction may lead to sustained inflammation and oxidative stress resulting in lack of homeostasis of the immune system.

Coya’s investigational product candidate pipeline leverages multiple therapeutic modalities aimed at restoring the anti-inflammatory and immunomodulatory functions of Tregs. Coya’s therapeutic platforms include Treg-enhancing biologics, Treg-derived exosomes, and autologous Treg cell therapy.

For more information about Coya, please visit www.coyatherapeutics.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding: expectations of Coya Therapeutics, Inc. (the “Company”) regarding the potential benefits, effectiveness and safety of its product candidates; the significance and potential benefits associated with the FDA’s Fast Track designation for COYA 302; the Company’s ability to advance its product candidates through the preclinical and clinical development processes; the Company’s expectations regarding, quality, timing and availability of data from the Company’s clinical trials; the timing of announcements, updates and results of the Company’s clinical trials and related data; the Company’s future results of operations and financial position, including cash runway; and the potential therapeutic benefits and economic value of the Company’s product candidates. These forward-looking statements are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to known and unknown risks and uncertainties. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. These and other factors that may cause the Company’s actual results to differ from current expectations are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this press release is given. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

COYA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

	(unaudited)
	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$35,802,136	$46,822,786
Prepaids and other current assets	3,268,059	3,116,232
Total current assets	39,070,195	49,939,018
Fixed assets, net	2,807	11,227
Other assets	244,727	-
Total assets	$39,317,729	$49,950,245

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,451,731	$1,061,122
Accrued expenses	1,778,698	3,612,913
Deferred collaboration revenue	1,164,438	1,197,856
Total current liabilities	5,394,867	5,871,891
Deferred collaboration revenue	354,516	1,050,124
Total liabilities	5,749,383	6,922,015

Stockholders' equity:
Series A convertible preferred stock, $0.0001 par value: 10,000,000 shares authorized, none issued or outstanding as of September 30, 2026 or December 31, 2025	-	-
Common stock, $0.0001 par value; 200,000,000 shares authorized; 23,457,849 and 20,934,456 shares issued and outstanding as of September 30, 2026 or December 31, 2025, respectively	2,346	2,094
Additional paid-in capital	119,992,268	104,989,413
Accumulated deficit	(86,426,268)	(61,963,277)
Total stockholders' equity	33,568,346	43,028,230
Total liabilities and stockholders' equity	$39,317,729	$49,950,245

COYA THERAPEUTICS, INC.

CONDENSED UNAUDITED INTERIM STATEMENTS OF OPERATIONS

	Three Months Ended September 30,
	2026	2025
Collaboration revenue	$234,134	$3,564,254
Operating expenses:
Research and development	8,570,787	2,916,875
In-process research and development	23,240	515,996
General and administrative	2,585,901	2,557,440
Depreciation	2,807	6,840
Total operating expenses	11,182,735	5,997,151
Loss from operations	(10,948,601)	(2,432,897)
Other income:
Other income	330,860	317,066
Pre-tax loss	(10,617,741)	(2,115,831)
Income tax expense	-	-
Net loss	$(10,617,741)	$(2,115,831)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.45)	$(0.13)
Weighted-average shares of common stock outstanding, basic and diluted	23,457,849	16,732,766

COYA THERAPEUTICS, INC.

CONDENSED UNAUDITED INTERIM STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(24,462,991)	$(15,517,565)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	8,421	20,520
Stock-based compensation, including the issuance of restricted stock	4,049,503	3,186,687
Acquired in-process research and development assets	34,896	515,996
Changes in operating assets and liabilities:
Prepaids and other current assets	(151,827)	2,073,722
Accounts payable	1,390,609	(476,426)
Accrued expenses	(959,216)	250,646
Deferred collaboration revenue	(729,026)	214,246
Net cash used in operating activities	(20,819,631)	(9,732,174)
Cash flows from investing activities:
Purchase of in-process research and development assets	(909,896)	(515,996)
Net cash used in investing activities	(909,896)	(515,996)
Cash flows from financing activities:
Proceeds from sale of common stock, net of offering costs	10,953,604	-
Payment of financing costs related to the ATM Offering Program	(244,727)	-
Proceeds from the exercise of stock options	-	38,274
Net cash provided by financing activities	10,708,877	38,274
Net decrease in cash and cash equivalents	(11,020,650)	(10,209,896)
Cash and cash equivalents as of beginning of the period	46,822,786	38,339,762
Cash and cash equivalents as of end of the period	$35,802,136	$28,129,866